Exhibit 5.1

                         POPOV & MCCULLOUGH, LLP
-----------------------------ATTORNEYS AT LAW----------------------------

                          OPINION OF COUNSEL

December 22, 1999

Tri-National Development Corporation
480 Camino Del Rio South, Suite 140
San Diego, California 92108

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as legal counsel to Tri-National Development Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 2,000,000 shares of the Company's common stock, no par value (the "Common Stock"), issuable pursuant to the Company's 1998 Consultant and Employee Stock Compensation Plan (the "Plan").

     We have examined the Certificate of Continuation, as amended, as filed with the Wyoming Secretary of State and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very Truly Yours,

/s/ Popov and McCullogh, LLP

POPOV AND McCULLOGH, LLP